NUMBER

C005



SHARES

INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF DELAWARE

New World Technologies, Inc.

AUTHORIZED TO ISSUE 120,000,000 SHARES

100,000,000 COMMON STOCK
PAR VALUE $.0001

20,000,000 PREFERRED STOCK
PAR VALUE $.0001

This Certifies that ______________________________ is the owner of ______________________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________

____
PRESIDENT